As filed with the Securities and Exchange Commission on June 10, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VORNADO REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	22-1657560
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

888 SEVENTH AVENUE NEW YORK, NEW YORK	10019
(Address of Principal Executive Offices)	(Zip Code)

VORNADO REALTY TRUST 2019 OMNIBUS SHARE PLAN

(Full Title of the Plan)

Joseph Macnow

Vornado Realty Trust

888 Seventh Avenue, New York, New York 10019

(Name and Address of Agent for Service)

(212) 894-7000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William G. Farrar, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone:  (212) 558-4000
Facsimile:  (212) 558-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Number of Shares To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Shares of Beneficial Interest (Par Value $.04 Per Share)	11,000,000	$66.33	$729,630,000	$88,431.16

(1)   Amount represents 11,000,000 common shares pursuant to the registrant’s 2019 Omnibus Share Plan. This registration statement also covers any of the registrant’s common shares which become issuable under the registrant’s 2019 Omnibus Share Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration and which results in an increase in the number of the registrant’s outstanding common shares.

(2)   Amount does not include up to 2,436,485 common shares subject to awards granted under the Vornado Realty Trust 2010 Omnibus Share Plan that were outstanding as of May 16, 2019 and that may become eligible for issuance under the Vornado Realty Trust 2019 Omnibus Share Plan if, for any reason, such awards expire unexercised, or are forfeited, terminated or cancelled, in whole or in part, or are paid in cash in lieu of common shares (the “Carryover Shares”). Contemporaneously with the filing of this Registration Statement on Form S-8, the Company is filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-172880) (the “Prior Registration Statement”) to reflect that the Carryover Shares available for issuance under the Prior Registration Statement may be issued under the Vornado Realty Trust 2019 Omnibus Share Plan.

(3)   Estimated solely for the purpose of calculating the registration fee.  Such estimate has been computed in accordance with Rule 457(c) and the third sentence of Rule 457(h)(1) based upon the average of the high and low price of the common shares of beneficial interest of Vornado Realty Trust as reported in the consolidated reporting system on June 3, 2019.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

The following documents filed by Vornado Realty Trust (“Vornado”) with the Securities and Exchange Commission are incorporated herein by reference:

(a)                                 Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-11954);

(b)                                 Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (File No. 001-11954);

(c)                                  Current Reports on Form 8-K and 8-K/A dated April 5, 2019, April 18, 2019 and April 24, 2019; and

(d)                                 The description of Vornado’s common shares contained in Vornado’s registration statement on Form 8-B (File No. 001-11954), filed on May 10, 1993.

All documents filed by Vornado pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part of this Registration Statement from the date of filing of such documents, provided, however, that Vornado is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                 Description of Securities.

The Common Shares of beneficial interest, par value $0.04 per share are registered under Section 12(b) of the Exchange Act.

Item 6.                                 Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment adverse to the trustee or officer and which is material to the cause of action. Vornado’s declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

Vornado’s declaration of trust authorizes it, to the extent provided in Vornado’s bylaws,  to indemnify, and to pay or reimburse reasonable expenses to, as such expenses are incurred by, each trustee, officer, employee or agent (including any person who, while a trustee of Vornado, is or was serving at the request of Vornado as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a trustee, officer, employee or agent.

Vornado’s bylaws require it to indemnify (a) any trustee or officer or any former trustee or officer (including and without limitation, any individual who, while a trustee or officer and at the request of Vornado, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was material to the course of action giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Vornado’s bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of such status upon Vornado’s receipt of (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Vornado and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Vornado if it shall ultimately be determined that the applicable standard of conduct was not met. Vornado’s bylaws also (i) permit Vornado to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of Vornado in such capacity and to any employee or agent of Vornado or a predecessor of Vornado, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations and (iii) permit Vornado to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Second Amended and Restated Agreement of Limited Partnership, dated as of October 20, 1997, as amended (the “Partnership Agreement”), of Vornado Realty L.P. provides, generally, for the indemnification of an “Indemnitee” against losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts that relate to the operations of Vornado Realty L.P. unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For this purpose, the term “Indemnitee” includes (i) any person made a party to a proceeding by reason of its status as (A) the general partner of Vornado Realty L.P., (B) a limited partner of Vornado Realty L.P. or (C) an officer of Vornado Realty L.P. or a trustee, officer or shareholder of Vornado and (ii) such other persons (including affiliates of Vornado or Vornado Realty L.P.) as Vornado may designate from time to time in its discretion. Any such indemnification will be made only out of assets of Vornado Realty L.P., and in no event may an Indemnitee subject the limited partners of Vornado Realty L.P. to personal liability by reason of the indemnification provisions in the Partnership Agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, trustees or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, Vornado has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.  Vornado has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.

Item 8.                                 Exhibits.

Exhibit Number	Description
3.1

Articles of Restatement of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on July 30, 2007 (incorporated by reference to Exhibit 3.75 of Vornado Realty Trust’s Quarterly Report on Form 10-Q (File No. 001-11954), filed on July 31, 2007).

3.2

Articles of Amendment of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on October 4, 2016—Incorporated by reference to Annex B to Vornado Realty Trust’s Definitive Proxy Statement on Schedule 14A (File No. 001-11954), filed on April 8, 2016.

3.3

Articles of Amendment of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on June 14, 2018 (incorporated by reference to Exhibit 3.54 to Vornado Realty Trust’s Quarterly Report on Form 10-Q dated July 25, 2018 (File No. 001-11954), filed on July 30, 2018).

3.4

Amended and Restated Bylaws of Vornado Realty Trust, as amended on July 25, 2018 (incorporated by reference to Exhibit 3.55 to Vornado Realty Trust’s Current Report on Form 10-Q dated July 25, 2018 (File No. 001-11954), filed on July 30, 2018).

3.5

Articles Supplementary, 5.70% Series K Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value (incorporated by reference to Exhibit 3.5 of Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on July 18, 2012).

3.6

Articles Supplementary, 5.40% Series L Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value (incorporated by reference to Exhibit 3.6 of Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on January 28, 2013).

3.7

Articles Supplementary, 5.25% Series M Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value (incorporated by reference to Exhibit 3.7 of Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on December 13, 2017).

4.1	Instruments defining the rights of security holders (see Exhibits 3.1 through 3.7 of this registration statement).

4.2	Vornado Realty Trust’s 2019 Omnibus Share Plan (incorporated by reference to Annex B to Vornado Realty Trust’s Proxy Statement dated April 5, 2019 (File No 001-11954) filed on April 5, 2019).

4.3

Specimen certificate representing Vornado Realty Trust’s Common Shares of Beneficial Interest (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 033-62395), filed on October 26, 1995).

5.1	Opinion of Venable LLP.*

Exhibit Number	Description
23.1	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney (included on page II-4).*

*   Filed herewith

Item 9.         Undertakings.

Vornado hereby undertakes:

(a)                                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;  provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Vornado pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 That, for purposes of determining any liability under the Securities Act, each filing of Vornado’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Vornado pursuant to the foregoing provisions, or otherwise, Vornado has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Vornado of expenses incurred or paid by a director, officer or controlling person of Vornado in the successful defense of any action, suit or proceeding) is asserted against Vornado by such director, officer or controlling person in connection with the securities being registered, Vornado will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Vornado Realty Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on June 10, 2019.

VORNADO REALTY TRUST,
a Maryland real estate investment trust

By:	/s/ Matthew Iocco
	Name:	Matthew Iocco
	Title:	Chief Accounting Officer (duly authorized officer and principal accounting officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Roth, Joseph Macnow and Matthew Iocco, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement and any and all registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven Roth	Chairman of the Board of Trustees and Chief Executive Officer (Principal Executive Officer)	June 10, 2019
Steven Roth

/s/ Candace K. Beinecke	Trustee	June 10, 2019
Candace K. Beinecke

/s/ Michael D. Fascitelli	Trustee	June 10, 2019
Michael D. Fascitelli

/s/ William W. Helman IV	Trustee	June 10, 2019
William W. Helman IV

/s/ David M. Mandelbaum	Trustee	June 10, 2019
David M. Mandelbaum

Signature	Title	Date

/s/ Mandakini Puri	Trustee	June 10, 2019
Mandakini Puri

/s/ Daniel R. Tisch	Trustee	June 10, 2019
Daniel R. Tisch

/s/ Richard R. West	Trustee	June 10, 2019
Richard R. West

/s/ Russel B. Wight, Jr.	Trustee	June 10, 2019
Russell B. Wight, Jr.

/s/ Joseph Macnow	Chief Financial Officer	June 10, 2019
Joseph Macnow	(Principal Financial Officer)

/s/ Matthew Iocco	Chief Accounting Officer	June 10, 2019
Matthew Iocco	(Principal Accounting Officer)